As filed with the Securities and Exchange Commission on October 5, 2006

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST INVESTORS FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Texas	79-0465087
(State of Incorporation)	(IRS Employer Identification No.)

675 Bering Drive, Suite 710
Houston, Texas	77057
(Address of Principle Executive Offices)	(Zip Code)

2005 Employee Stock Option Plan

(Full title of Plan)

Tommy A. Moore

President and Chief Executive Officer

675 Bering Drive, Suite 710

Houston, Texas 77057

(713) 977-2600

(Name, address and telephone number of agent for service)

Copy to:

William T. Heller IV

Thompson & Knight LLP

333 Clay Street, Suite 3300

Houston, Texas 77002

(713) 654-8111

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.001 per share	400,000 shares	$7.75	$3,100,000	$332

(1)             Registrant is registering an aggregate of 400,000 shares under the First Investors Financial Services Group, Inc. 2005 Employee Stock Option Plan (as amended through September 6, 2006) pursuant to this Registration Statement.

(2)             Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding common stock.

(3)             Estimated solely for the purpose of computing the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933 on the basis of the average of the bid and asked price of the common stock as reported on the Over-the-Counter Bulletin Board on October 4, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3.                            Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Commission and are incorporated by reference in this Registration Statement:

(a)      The Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006, filed on July 27, 2006;

(b)      The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2006, filed on September 12, 2006;

(c)      The description of the Registrant’s common stock, $0.001 par value per share, contained in its registration statement on Form S-1 (Registration No. 33-94336).

In addition, all documents Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4.                                  Description of Securities.

Not applicable.

Item 5.                                  Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                  Indemnification of Directors and Officers.

Registrant is a Texas corporation. Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act authorizes a Texas corporation, such as Registrant, in its articles of incorporation, to eliminate or limit the liability of directors to the corporation and its shareholders for certain acts or omissions in the director’s capacity as a director, subject to certain limitations. Reference is made to Article IX of Registrant’s Articles of Incorporation, as amended, which are incorporated herein as Exhibits 4.1 and 4.2, that eliminates the liability of directors of Registrant for monetary damages for certain acts or omissions, subject to certain limitations.

Article 2.02-1 of the Texas Business Corporation Act provides that a corporation may indemnify any director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation’s best interests or (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with the proceeding in which he is named defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Article 2.02-1.

Registrant’s Articles of Incorporation, as amended, and Bylaws provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act.

It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act. Article 2.02-1 of the Texas Business Corporation Act provides broad authority for Texas corporations to indemnify their directors and officers under certain conditions and subject to certain limitations and requires such indemnification in certain circumstances. Article IX of the Registrant’s Articles of Incorporation, as amended, requires the Registrant to indemnify its directors, and permits it to indemnify its officers, to the extent permitted by Article 2.02-1, and does not restrict the circumstances under which the Registrant is permitted or required to provide such indemnification.

The Registrant maintains a directors’ and officers’ liability insurance policy insuring its directors and officers against certain liabilities and expenses incurred by them in their capacities as such and insuring the Registrant, under certain circumstances, in the event that indemnification payments are made by the Registrant to such directors and officers.

The above discussions of Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, Article 2.02-1 of the Texas Business Corporation Act and of Registrant’s Articles of Incorporation and Bylaws are not intended to be exhaustive and each is respectively qualified in its entity by reference to the applicable statute and Registrant’s Articles of Incorporation, as amended, and Bylaws.

Item 7.                                    Exemption from Registration Claimed.

Not applicable.

Item 8.                                  Exhibits.

Reference is made to the Exhibit Index that appears at page II-4 of this Registration Statement for a detailed list of exhibits filed as a part hereof.

Item 9.                                  Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 4th day of October, 2006.

FIRST INVESTORS FINANCIAL SERVICES GROUP, INC.

By:	/s/ TOMMY A. MOORE, JR.
Tommy A. Moore, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Tommy A. Moore, Jr. and Bennie H. Duck, and each of them, with full power of substitution, their true and lawful attorneys-in-fact and agents to do any and all acts and things in the undersigned’s name and on the undersigned’s behalf in the undersigned’s capacity as an officer or director of First Investors Financial Services Group, Inc., in connection with, and only in connection with, the filing of this registration statement (including, but not limited to, the execution of any and all instruments for the undersigned in the undersigned’s name which such person may deem necessary or advisable to enable First Investors Financial Services Group, Inc., to comply with the Securities Act of 1933, as amended (the “Act”) and rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this registration statement), including specifically, but not limited to, the power and authority to sign for the undersigned any and all amendments, including post-effective amendments; and the undersigned does hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

By:	/s/ Tommy A. Moore, Jr.	President, Chief Executive Officer and	October 4, 2006
	Tommy A. Moore, Jr.	Director (Principal Executive Officer)

By:	/s/ Bennie H. Duck	Executive Vice President and Chief	October 4, 2006
	Bennie H. Duck	Financial Officer (Principal Financial and
Accounting Officer)

By:	/s/ John H. Buck	Director	October 4, 2006
John H. Buck

By:	/s/ Robert L. Clarke	Director	October 4, 2006
Robert L. Clarke

By:	/s/ Seymour M. Jacobs	Director	October 4, 2006
Seymour M. Jacobs

By:	/s/ Roberto Marchesini	Director	October 4, 2006
Roberto Marchesini

By:	/s/ Walter A. Stockard, Jr.	Director	October 4, 2006
Walter A. Stockard, Jr.

By:	/s/ Daniel M. Theriault	Director	October 4, 2006
Daniel M. Theriaul

INDEX TO EXHIBITS

Exhibit No.	Exhibit

4.1	2005 Employee Stock Option Plan (Amended and Restated Through September 6, 2006)
4.2	Form of Stock Option Agreement under 2005 Employee Stock Option Plan
5.1	Opinion of Thompson & Knight LLP
23.1	Consent of Thompson & Knight LLP (included in Exhibit 5.1)
23.2	Consent of Grant Thornton LLP
24.1	Power of Attorney (included on signature page of this Registration Statement).